Filed Pursuant to Rule 433

Registration No. 333-285413

Final Term Sheet

July 27, 2026

€4,100,000,000

£550,000,000

AT&T Inc.

€1,000,000,000 3.600% GLOBAL NOTES DUE 2030

€1,250,000,000 4.150% GLOBAL NOTES DUE 2034

€1,000,000,000 4.550% GLOBAL NOTES DUE 2038

€850,000,000 5.050% GLOBAL NOTES DUE 2045

£550,000,000 7.050% GLOBAL NOTES DUE 2052

ISSUER:	AT&T Inc.

TITLE OF SECURITIES:

€1,000,000,000 aggregate principal amount of 3.600% Global Notes due 2030 (the “2030 Notes”).

€1,250,000,000 aggregate principal amount of 4.150% Global Notes due 2034 (the “2034 Notes”).

€1,000,000,000 aggregate principal amount of 4.550% Global Notes due 2038 (the “2038 Notes”).

€850,000,000 aggregate principal amount of 5.050% Global Notes due 2045 (the “2045 Notes”).

£550,000,000 aggregate principal amount of 7.050% Global Notes due 2052 (the “2052 Notes”).

TRADE DATE:	July 27, 2026

SETTLEMENT DATE (T+5*):	August 3, 2026

MATURITY DATE:

August 3, 2030, at par, for the 2030 Notes.

August 3, 2034, at par, for the 2034 Notes.

August 3, 2038, at par, for the 2038 Notes.

August 3, 2045, at par, for the 2045 Notes.

August 3, 2052, at par, for the 2052 Notes.

AGGREGATE PRINCIPAL AMOUNT OFFERED:	€1,000,000,000 for the 2030 Notes €1,250,000,000 for the 2034 Notes €1,000,000,000 for the 2038 Notes €850,000,000 for the 2045 Notes £550,000,000 for the 2052 Notes

REFERENCE EUR MIDSWAP RATE:	2030 Notes: 2.998% 2034 Notes: 3.091% 2038 Notes: 3.215% 2045 Notes: 3.320%

REOFFER SPREAD TO EUR MIDSWAP:	2030 Notes: +65 bps 2034 Notes: +110 bps 2038 Notes: +135 bps 2045 Notes: +175 bps

REFERENCE GOVERNMENT SECURITY:

2030 Notes: OBL 2.400% due April 18, 2030

2034 Notes: DBR 2.200% due February 15, 2034

2038 Notes: DBR 1.000% due May 15, 2038

2045 Notes: DBR 2.500% due July 4, 2044

2052 Notes: UKT 3.750% due July 22, 2052

REFERENCE GOVERNMENT PRICE/RATE:	2030 Notes: 98.505%; 2.827% 2034 Notes: 94.605%; 3.008% 2038 Notes: 77.970%; 3.283% 2045 Notes: 86.700%; 3.512% 2052 Notes: 74.110%; 5.665%

REOFFER SPREAD TO GOVERNMENT SECURITY:	2030 Notes: +82.1 bps 2034 Notes: +118.3 bps 2038 Notes: +128.2 bps 2045 Notes: +155.8 bps 2052 Notes: +140.0 bps

PRICE TO PUBLIC (ISSUE PRICE):	99.824% for the 2030 Notes 99.726% for the 2034 Notes 99.864% for the 2038 Notes 99.760% for the 2045 Notes 99.823% for the 2052 Notes

REOFFER YIELD:	2030 Notes: 3.648% 2034 Notes: 4.191% 2038 Notes: 4.565% 2045 Notes: 5.070% 2052 Notes: 7.065%

FEES:	2030 Notes: 20 bps 2034 Notes: 30 bps 2038 Notes: 37 bps 2045 Notes: 47 bps 2052 Notes: 55 bps

PRICE TO AT&T:	99.624% for the 2030 Notes 99.426% for the 2034 Notes 99.494% for the 2038 Notes 99.290% for the 2045 Notes 99.273% for the 2052 Notes

NET PROCEEDS:	€996,240,000 for the 2030 Notes €1,242,825,000 for the 2034 Notes €994,940,000 for the 2038 Notes €843,965,000 for the 2045 Notes £546,001,500 for the 2052 Notes

USE OF PROCEEDS:	AT&T intends to use the net proceeds from this offering for general corporate purposes.

UNDERWRITERS’ REIMBURSEMENT OF AT&T’S EXPENSES:	Underwriters to reimburse $2,900,000 of AT&T’s expenses.

INTEREST RATE:	2030 Notes: 3.600% per annum. 2034 Notes: 4.150% per annum. 2038 Notes: 4.550% per annum. 2045 Notes: 5.050% per annum. 2052 Notes: 7.050% per annum.

INTEREST PAYMENT DATE:

Annually on August 3, commencing on August 3, 2027 for the 2030 Notes.

Annually on August 3, commencing on August 3, 2027 for the 2034 Notes.

Annually on August 3, commencing on August 3, 2027 for the 2038 Notes.

Annually on August 3, commencing on August 3, 2027 for the 2045 Notes.

Semiannually on February 3 and August 3 of each year, commencing on February 3, 2027 for the 2052 Notes.

DENOMINATIONS:	Minimum of €100,000 and integral multiples of €1,000 in excess thereof for the 2030 Notes, the 2034 Notes, the 2038 Notes and the 2045 Notes, or minimum of £100,000 and integral multiples of £1,000 in excess thereof for the 2052 Notes.

INDENTURE AND RANKING:	The Notes will be issued under an indenture, dated as of May 15, 2013, between AT&T and The Bank of New York Mellon Trust Company, N.A., as trustee. The Notes will be AT&T’s unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under the indenture.

OPTIONAL REDEMPTION BY AT&T:	Each series of the Notes may be redeemed at any time prior to the applicable Par Call Date (as set forth in the table below), as a whole or in part, at AT&T’s option, at any time and from time to time on at least 5 days’, but not more than 40 days’, prior notice at a make-whole call equal to the greater of (i) 100% of the principal amount of the Notes of such series to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest assuming the applicable series of Notes matured on the Par Call Date (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date, on an annual basis for the 2030 Notes, the 2034 Notes, the 2038 Notes and the 2045 Notes and on a semiannual basis for the 2052 Notes (ACTUAL/ACTUAL (ICMA)), at a rate equal to the sum of the Treasury Rate plus a number of basis points equal to the applicable Make-Whole Spread (as set forth in the table below), calculated by AT&T. Each series of the Notes may be redeemed at any time on or after the applicable Par Call Date, as a whole or in part, at AT&T’s option, at any time and from time to time on at least 5 days’, but not more than 40 days’ prior notice at a redemption price equal to 100% of the principal amount of such series of Notes to be redeemed. Accrued but unpaid interest will be payable to, but excluding, the redemption date.

Series	Par Call Date	Make-Whole Spread
2030 Notes	July 3, 2030	15 bps
2034 Notes	May 3, 2034	20 bps
2038 Notes	May 3, 2038	20 bps
2045 Notes	February 3, 2045	25 bps
2052 Notes	February 3, 2052	25 bps

TAX GROSS UP:	Comparable to prior AT&T transactions.

TAX CALL:	Comparable to prior AT&T transactions.

ISIN:	2030 Notes: XS3458960823 2034 Notes: XS3458961045 2038 Notes: XS3458961128 2045 Notes: XS3458961391 2052 Notes: XS3458961474

CUSIP:	2030 Notes: 00206R NR9 2034 Notes: 00206R NS7 2038 Notes: 00206R NT5 2045 Notes: 00206R NU2 2052 Notes: 00206R NV0

COMMON CODE:	2030 Notes: 345896082 2034 Notes: 345896104 2038 Notes: 345896112 2045 Notes: 345896139 2052 Notes: 345896147

LISTING:	AT&T intends to apply to list the Notes on the New York Stock Exchange.

FORM/CLEARING SYSTEMS:	The Notes will be issued only in registered, book-entry form. There will be a Global Note deposited with a common depositary for Euroclear Bank SA/NV and Clearstream Banking S.A. for each issue.

STABILIZATION:	FCA/ICMA

DAY COUNT FRACTION:	ACTUAL/ACTUAL (ICMA), following, unadjusted

ISSUER RATINGS:	Moody’s: Baa2 (Stable) S&P: BBB (Stable) Fitch: BBB+ (Negative Outlook)

JOINT BOOKRUNNERS:

Barclays Bank PLC

Citigroup Global Markets Limited

Goldman Sachs & Co. LLC

Wells Fargo Securities International Limited

Banco Bilbao Vizcaya Argentaria, S.A.

Banco Santander, S.A.

Deutsche Bank AG, London Branch

Intesa Sanpaolo IMI Securities Corp.

Merrill Lynch International

SMBC Bank International plc

Société Générale

REFERENCE DOCUMENT:	Prospectus Supplement, dated July 27, 2026; and Prospectus, dated February 28, 2025

A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND MAY BE REVISED OR WITHDRAWN AT ANY TIME.

*

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the business day before the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING BARCLAYS BANK PLC AT 1-888-603-5847, CITIGROUP GLOBAL MARKETS LIMITED AT 1-800-831-9146, GOLDMAN SACHS & CO. LLC AT 1-866-471-2526 OR WELLS FARGO SECURITIES INTERNATIONAL LIMITED AT 1-800-645-3751.

MiFID II and UK MiFIR—professionals/ECPs-only / No PRIIPs KID or CCI Regulations product summary – Manufacturer target market (MIFID II and UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) or UK CCI Regulations product summary has been prepared as not available to retail in EEA or UK.

This term sheet, the prospectus, the prospectus supplement and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This document and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order or (iii) are outside the United Kingdom (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this term sheet, the prospectus, the prospectus supplement and any other document or materials relates will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this term sheet, the prospectus or the prospectus supplement or any of their contents.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.